Exhibit 99.1

Contact:         Kevin Lycklama or David Lam
Riverview Bancorp, Inc. 360-693-6650

Riverview Bancorp Reports Second Quarter Earnings of $2.5 Million
Results Reflect Decreases in the Provision for Loan Losses and Loan Modifications

Vancouver, WA – October 29, 2020 - Riverview Bancorp, Inc. (Nasdaq GSM: RVSB) (“Riverview” or the “Company”) today reported earnings of $2.5 million, or $0.11 per diluted share for the second fiscal quarter ended September 30, 2020, compared to $480,000, or $0.02 per diluted share, in the preceding quarter, and $4.5 million, or $0.20 per diluted share, in the second fiscal quarter a year ago. In the first six months of fiscal 2021, net income was $3.0 million, or $0.14 per diluted share, compared to $8.7 million, or $0.38 per diluted share, in the first six months of fiscal 2020.
“Riverview’s second quarter financial results continue to demonstrate the strength and resilience of our franchise,” stated Kevin Lycklama, president and chief executive officer. “We have remained focused on credit quality, maintaining our strong capital position and our continuous pursuit of improving operating efficiencies. I am extremely proud of the outstanding job by our entire team, who have shown tremendous resiliency during the ongoing pandemic and continue to provide the personal attention that our local business partners have come to expect from Riverview.”

Second Quarter Highlights (at or for the period ended September 30, 2020)

•	Net income was $2.5 million, or $0.11 per diluted share.
•	Pre-tax, pre-provision for loan losses income (non-GAAP) was $5.0 million for the quarter compared to $5.1 million in the previous quarter and $5.9 million for the quarter ended September 30, 2019.
•	Net interest margin (NIM) was 3.33%.
•	Provision for loan losses was $1.8 million, reflecting improved economic conditions and specific industry exposure in the loan portfolio.
•	Total loans were $975.2 million at September 30, 2020. SBA PPP loans totaled $110.8 million.
•	Total deposits increased $41.2 million, or 14.1% annualized, during the quarter to $1.20 billion.
•	Non-performing assets decreased to 0.09% of total assets.
•	Total risk-based capital ratio was 17.53% and Tier 1 leverage ratio was 9.82%.
•	Paid a quarterly cash dividend of $0.05 per share.
“We are encouraged by the positive improvements noted during the quarter. Deposit activity has remained strong with annualized growth of nearly 15%. Loan accommodations decreased significantly during the quarter as our clients have experienced steady recoveries as local markets reopen. The improvement in regional business activity also had a positive impact on our non-interest income during the quarter and we effectively executed on our ongoing expense control measures,” Lycklama added.

RVSB Reports Second Quarter Fiscal 2021 Results
October 29, 2020

COVID-19 Operational Update:
•
Industry Exposure: Both Washington and Oregon have modified phased reopening plans in place for businesses. While the economic impact is widespread, some industries are more acutely affected by the current business decline. Riverview’s loan portfolio exposure to industries most affected by the COVID-19 pandemic include:

o	Hotel/Motel ($108.2 million, 11.0% of total loans)
o	Retail Strip Centers ($79.6 million, 8.1% of total loans)
o	Restaurants/Fast Food ($14.9 million, 1.5% of total loans)
Loans to these clients are generally secured by real estate and had strong financial performance heading into the current pandemic. The weighted average loan-to-value and debt service coverage ratio for these portfolios were as follows: Hotel/Motel (51% and 1.90x), Retail Strip Centers (53% and 1.56x), and Restaurants/Fast Food (57% and 1.58x).
The Company continues to diligently monitor the effects of the pandemic on our customers. We have allocated additional staffing resources to conduct enhanced monitoring of our loan portfolio and identify at-risk borrowers. We remain in close contact and continue to work with these borrowers to develop longer term strategies to mitigate potential credit losses.
•	Loan Accommodations:
o
Commercial Loans. Loan modifications decreased 87% during the quarter. As of September 30, 2020, Riverview had 13 commercial loan accommodations totaling $49.7 million, a decrease from 98 loans totaling $161.6 million at June 30, 2020. Of these 13 loans, two were new loan accommodations approved during the quarter totaling $2.1 million. In October, Riverview received three new loan accommodation requests totaling $1.1 million to two different borrowers.

o	Consumer Loans. As of September 30, 2020, there were four consumer loan accommodations in our portfolio totaling $471,000, a decrease from 43 loans totaling $10.1 million at June 30, 2020.
o
Since all these loans were performing and current on payments prior to COVID-19, these loan modifications are not considered to be troubled debt restructurings pursuant to provisions contained within the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”).

•
Loan Loss Reserve: Riverview recorded a $1.8 million provision for loan losses for the quarter ended September 30, 2020, bringing the allowance for loan losses to $18.9 million, or 1.93% of total loans, at September 30, 2020 compared to $17.1 million, or 1.70% of total loans, at June 30, 2020. “Our provision for loan losses decreased during the quarter and reflects the improvement in asset quality metrics in our portfolio and positive economic trends in our local markets. We believe we are adequately reserved for the current environment and are well-positioned to support our long-term growth initiatives,” said David Lam, executive vice president and chief financial officer.

•
Paycheck Protection Program (“PPP”) Loans: At September 30, 2020, Riverview had originated 790 loans totaling approximately $116.4 million with an average loan size of $147,000. Riverview did not originate any new PPP loans during the second fiscal quarter of 2021. The following table presents the breakdown of PPP loans as of September 30, 2020 (in thousands):

Range	Number of loans	Total

Under $50,000	365	$8,671
$50,001 to $150,000	251	21,633
$150,001 to $350,000	107	23,996
$350,001 to $2,000,000	59	40,191
Over $2,000,000	8	21,937
Total	790	$116,428

RVSB Reports Second Quarter Fiscal 2021 Results
October 29, 2020

PPP loan fees totaled $4.1 million of which $2.8 million remains unamortized as of September 30, 2020. These fees are deferred and are realized over the life of the loan or will be recognized in proportion to the amount of the loan when forgiven by the SBA.  “We are now starting to process applications for PPP loan forgiveness for customers. We expect the timing of the loan forgiveness to have a meaningful benefit to operating results beginning in the fourth quarter of fiscal year 2021,” said Lycklama.
Income Statement
Return on average assets was 0.71% in the second quarter of fiscal 2021 compared to 0.15% in the preceding quarter. Return on average equity and return on average tangible equity (non-GAAP) was 6.71% and 8.23%, respectively, compared to 1.28% and 1.57% for the prior quarter.
Riverview’s net interest income for the quarter was $11.1 million, flat compared to the preceding quarter and slightly lower than the $11.7 million reported in the second quarter of the prior year. In the first six months of fiscal 2021, net interest income was $22.2 million compared to $23.2 million in the first six months of fiscal 2020.
The Company’s NIM continues to be impacted by the increased level of excess liquidity. Second fiscal quarter NIM (GAAP) was 3.33% compared to 3.65% in the prior quarter and 4.36% in the second quarter of fiscal 2020. The decrease in NIM was primarily due to the increase in liquidity and the decrease in the yield on interest earning assets, which were partially offset by decreases in the cost of interest-bearing liabilities. In the first six months of fiscal 2021, the net interest margin was 3.48% compared to 4.35% in the same period a year earlier.
The average balance of our overnight cash balances increased $109.8 million sequentially and $194.0 million compared to the prior year as a result of the increase in deposit balances. The increase in overnight cash balances resulted in a 27 basis point decrease in the NIM compared to the prior quarter and a 55 basis point decrease compared to the same quarter a year ago.
The accretion on purchased loans totaled $123,000 compared to $137,000 during the preceding quarter and $78,000 in the same period a year ago, resulting in a four basis point increase in the NIM for the current period compared to a five basis point increase for the preceding quarter and a two basis point increase for the same period a year ago. Net fees on loan prepayments, which included purchased SBA loan premiums, decreased interest income by $77,000 which negatively affected the NIM by two basis points during the second fiscal quarter of 2021. This compares to $100,000 in net fees on loan prepayments decreasing the NIM by four basis points for the first fiscal quarter of 2021 and $112,000 in net fees on loan prepayments adding four basis points to the NIM for the second fiscal quarter a year ago. SBA PPP loans and related income and fees decreased the NIM by six basis points during the quarter, and by four basis points during the preceding quarter. This resulted in a core-NIM (non-GAAP) of 3.37% in the current quarter compared to 3.68% in the preceding quarter and 4.30% in the second fiscal quarter a year ago.
Loan yield decreased 11 basis points during the quarter to 4.58% compared to 4.69% in the preceding quarter primarily as a result of the impact from the lower yielding SBA PPP loans and the decline in market interest rates. Loan yield excluding SBA PPP loans was 4.81% for the second quarter compared to 4.83% in the preceding quarter.
The cost of deposits decreased to 0.22% during the second quarter compared to 0.31% in the preceding quarter and 0.27% during the second quarter of fiscal 2020. The sequential decrease in deposit costs during the September 30, 2020 quarter reflects the impact from the recent cuts in the federal funds target rate by the Federal Reserve in response to the COVID-19 pandemic. Deposit costs are expected to further decrease as a result of the continued low interest rate environment and as certificates of deposit reach maturity. There are $83.6 million in CD balances that mature within one year of September 30, 2020, with a weighted average rate of 1.35%.

RVSB Reports Second Quarter Fiscal 2021 Results
October 29, 2020

Non-interest income increased $196,000 during the quarter to $2.8 million compared to $2.6 million in the preceding quarter and was lower when compared to $3.2 million in the second fiscal quarter of 2020. Fees and service charges increased compared to the prior quarter as economic activity and consumer spending improved in Riverview’s local markets; however, these amounts remain lower than prior year due to the overall impact of the COVID pandemic. In the first six months of fiscal 2021, non-interest income was $5.4 million compared to $6.3 million in the same period a year ago.
Asset management fees decreased to $883,000 during the second fiscal quarter compared to $974,000 in the preceding quarter and $1.1 million in the prior year. The year over year decrease was primarily due to the impact from the decline in interest rates on fee generating products. Riverview Trust Company’s assets under management was $1.3 billion at September 30, 2020, unchanged from three months earlier. Assets under management were $690.5 million a year earlier.
Non-interest expense was $8.8 million compared to $8.7 million in the preceding quarter and $9.0 million in the second fiscal quarter a year ago. Salaries and employee benefits was $5.4 million compared to $5.2 million in the preceding quarter and $5.7 million in the second fiscal quarter a year ago. Salaries and employee benefits during the prior quarter included the deferral of compensation related to origination costs of SBA PPP loans of $553,000. Occupancy and depreciation expense remained comparable to the preceding quarter but was higher than a year ago, as Riverview continues to invest in its technology infrastructure. FDIC insurance premiums increased compared to the preceding quarter to $84,000 due to the Company utilizing its remaining FDIC assessment credits. Year-to-date, non-interest expense was $17.5 million compared to $18.2 million in the first six months of fiscal 2020.
The efficiency ratio was 63.7% for the second fiscal quarter compared to 63.2% in the preceding quarter and 60.5% in the second fiscal quarter a year ago.
Riverview’s effective tax rate for the second quarter of fiscal year 2021 was 21.7% compared to 23.0% for the second quarter a year ago.
Balance Sheet Review
Riverview’s total loans decreased $27.5 million during the quarter to $975.2 million compared to $1.00 billion in the preceding quarter and increased $93.9 million compared to $881.3 million a year ago. Loan growth for the quarter was impacted by continued payoffs and paydowns. The year over year increase was primarily driven by SBA PPP loans originated during the prior quarter. SBA PPP loans balances totaled $110.8 million at September 30, 2020. The decrease in real estate one-to-four family loans was due to the strategic decision to broker all new loan originations to third-party mortgage companies. The Company’s loan pipeline increased to $74.6 million at September 30, 2020 compared to $27.9 million at the end of the prior quarter, as increased economic activity in our markets helped stabilize and improve lending activity.
Undisbursed construction loans totaled $12.0 million at September 30, 2020 compared to $18.1 million in the preceding quarter, with the majority of the undisbursed construction loans expected to fund over the next several quarters. Revolving commercial business loan commitments totaled $73.9 million at September 30, 2020. Utilization on these loans totaled 8.7% at September 30, 2020 compared to 16.0% at June 30, 2020. The weighted average rate on loan originations during the quarter was 4.12% at September 30, 2020 compared to 3.36% at June 30, 2020.
Deposits increased $41.2 million during the quarter to $1.20 billion at September 30, 2020 compared to $1.16 billion in the preceding quarter and increased $217.7 million compared to $982.3 million a year earlier. The increase in deposits during the quarter was primarily concentrated in checking accounts, which increased $23.9 million. Checking accounts as a percentage of total deposits increased to 51.4% at September 30, 2020 from 48.7% at September 30, 2019.
Shareholders’ equity was $149.0 million at September 30, 2020 compared to $147.5 million three months earlier and $143.1 million a year earlier. Tangible book value per share (non-GAAP) increased to $5.43 at September 30, 2020 compared to $5.38 at June 30, 2020 and $5.06 at September 30, 2019. Riverview paid a quarterly cash dividend of $0.05 per share on October 20, 2020, consistent with the prior quarter.

RVSB Reports Second Quarter Fiscal 2021 Results
October 29, 2020

Credit Quality
Non-performing loans totaled $1.3 million, or 0.13% of total loans, at September 30, 2020, flat compared to three months earlier.  Non-performing loans were $1.5 million, or 0.17% of total loans, at September 30, 2019. Net loan charge-offs were $10,000 during the second fiscal quarter of 2021 compared to $48,000 in the preceding quarter and $6,000 in the second fiscal quarter a year ago.
Classified assets totaled $4.8 million at September 30, 2020 compared to $5.0 million at June 30, 2020 and $4.3 million at September 30, 2019. The classified asset to total capital ratio was 3.2% at September 30, 2020 compared to 3.3% three months earlier and 3.0% a year earlier.
At September 30, 2020, the allowance for loan losses increased to $18.9 million compared to $17.1 million in the preceding quarter and $11.4 million one year earlier. The allowance for loan losses represented 1.93% of total loans at September 30, 2020 compared to 1.70% in the preceding quarter and 1.30% a year earlier. The allowance for loan losses to loans, net of SBA guaranteed loans (including SBA PPP loans) (non-GAAP), was 2.35% at September 30, 2020, and 2.08% at June 30, 2020. Included in the carrying value of loans are net discounts on the MBank purchased loans, which may reduce the need for an allowance for loan losses on these loans because they are carried at an amount below the outstanding principal balance. The remaining net discount on these purchased loans was $871,000 at September 30, 2020 compared to $994,000 three months earlier.
Capital
Riverview continues to maintain capital levels well in excess of the regulatory requirements to be categorized as “well capitalized” with a total risk-based capital ratio of 17.53% and a Tier 1 leverage ratio of 9.82% at September 30, 2020. Tangible common equity to average tangible assets ratio (non-GAAP) was 8.68% at September 30, 2020.
Branch Consolidation
Riverview continues to actively review its branch network for efficiencies due to customers’ increased usage of online and mobile banking technologies. On September 28, 2020, Riverview consolidated two of its branches in Clark County, Washington and simultaneously opened a new branch in the Cascade Park neighborhood of Vancouver. The Company also announced the consolidation of one additional branch scheduled for January 2021. Riverview plans to open a new location in Ridgefield, Washington which is expected to open during the summer of 2021.

Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures. Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in Riverview's core operations reflected in the current quarter's results and facilitate the comparison of our performance with the performance of our peers.  However, these non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP.  Where applicable, comparable earnings information using GAAP financial measures is also presented.  Because not all companies use the same calculations, our presentation may not be comparable to other similarly titled measures as calculated by other companies. For a reconciliation of these non-GAAP financial measures, see the tables below.

RVSB Reports Second Quarter Fiscal 2021 Results
October 29, 2020

Tangible shareholders' equity to tangible assets and tangible book value per share:

(Dollars in thousands)	September 30, 2020	June 30, 2020	September 30, 2019	March 31, 2020

Shareholders' equity (GAAP)	$149,046	$147,478	$143,119	$148,843
Exclude: Goodwill	(27,076)	(27,076)	(27,076)	(27,076)
Exclude: Core deposit intangible, net	(689)	(724)	(839)	(759)
Tangible shareholders' equity (non-GAAP)	$121,281	$119,678	$115,204	$121,008

Total assets (GAAP)	$1,425,171	$1,377,374	$1,173,019	$1,180,808
Exclude: Goodwill	(27,076)	(27,076)	(27,076)	(27,076)
Exclude: Core deposit intangible, net	(689)	(724)	(839)	(759)
Tangible assets (non-GAAP)	$1,397,406	$1,349,574	$1,145,104	$1,152,973

Shareholders' equity to total assets (GAAP)	10.46%	10.71%	12.20%	12.61%

Tangible common equity to tangible assets (non-GAAP)	8.68%	8.87%	10.06%	10.50%

Shares outstanding	22,336,235	22,245,472	22,748,385	22,544,285

Book value per share (GAAP)	6.67	6.63	6.29	6.60

Tangible book value per share (non-GAAP)	5.43	5.38	5.06	5.37

Pre-tax, pre-provision income
	Three Months Ended			Six Months Ended
(Dollars in thousands)	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019

Net income (GAAP)	$2,543	$480	$4,534	$3,023	$8,726
Include: Provision for income taxes	704	86	1,351	790	2,571
Include: Provision for loan losses	1,800	4,500	-	6,300	-
Pre-tax, pre-provision income (non-GAAP)	$5,047	$5,066	$5,885	$10,113	$11,297

Net interest margin reconciliation to core net interest margin
	Three Months Ended			Six Months Ended
(Dollars in thousands)	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019

Net interest income (GAAP)	$11,064	$11,128	$11,719	$22,192	$23,189
Tax equivalent adjustment	5	6	11	11	23
Net fees on loan prepayments	77	100	(112)	177	(144)
Accretion on purchased MBank loans	(123)	(137)	(78)	(260)	(186)
SBA PPP loans interest income and fees	(760)	(666)	-	(1,426)	-
Adjusted net interest income (non-GAAP)	$10,263	$10,431	$11,540	$20,694	$22,882

	Three Months Ended			Six Months Ended
(Dollars in thousands)	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019

Average balance of interest-earning assets (GAAP)	$1,318,803	$1,222,686	$1,069,209	$1,271,007	$1,067,737
SBA PPP loans (average)	(110,573)	(84,809)	-	(97,762)	-
Average balance of interest-earning assets
excluding SBA PPP loans (non-GAAP)	$1,208,230	$1,137,877	$1,069,209	$1,173,245	$1,067,737

	Three Months Ended			Six Months Ended
	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019

Net interest margin (GAAP)	3.33%	3.65%	4.36%	3.48%	4.35%
Net fees on loan prepayments	0.02	0.04	(0.04)	0.03	(0.03)
Accretion on purchased MBank loans	(0.04)	(0.05)	(0.02)	(0.04)	(0.04)
SBA PPP loans	0.06	0.04	0.00	0.05	0.00
Core net interest margin (non-GAAP)	3.37%	3.68%	4.30%	3.52%	4.28%

RVSB Reports Second Quarter Fiscal 2021 Results
October 29, 2020

Allowance for loan losses reconciliation, excluding SBA purchased and PPP loans

(Dollars in thousands)	September 30, 2020	June 30, 2020	September 30, 2019	March 31, 2020

Allowance for loan losses	$18,866	$17,076	$11,436	$12,624

Loans receivable (GAAP)	$975,174	$1,002,720	$881,316	$911,509
Exclude: SBA purchased loans	(61,990)	(70,853)	(68,932)	(74,797)
Exclude: SBA PPP loans	(110,794)	(110,341)	-	-
Loans receivable excluding SBA purchased and PPP loans (non-GAAP)	$802,390	$821,526	$812,384	$836,712

Allowance for loan losses to loans receivable (GAAP)	1.93%	1.70%	1.30%	1.38%

Allowance for loan losses to loans receivable excluding SBA purchased and PPP loans (non-GAAP)	2.35%	2.08%	1.41%	1.51%

About Riverview
Riverview Bancorp, Inc. (www.riverviewbank.com) is headquartered in Vancouver, Washington – just north of Portland, Oregon, on the I-5 corridor. With assets of $1.43 billion at September 30, 2020, it is the parent company of the 97-year-old Riverview Community Bank, as well as Riverview Trust Company. The Bank offers true community banking services, focusing on providing the highest quality service and financial products to commercial and retail clients through 18 branches, including 14 in the Portland-Vancouver area, and 3 lending centers. For the past 7 years, Riverview has been named Best Bank by the readers of The Vancouver Business Journal and The Columbian.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to: the effect of the COVID-19 pandemic, including on our credit quality and business operations, as well as the impact on general economic and financial conditions and other uncertainties resulting from the COVID-19 pandemic, such as the extent and duration of the impact on public health, the U.S. and global economies, and consumer and corporate customers, including economic activity, employment levels and market liquidity; the Company’s ability to raise common capital; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in the Company’s allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in general economic conditions, either nationally or in the Company’s market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, the Company’s net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in the Company’s market areas; secondary market conditions for loans and the Company’s ability to sell loans in the secondary market; results of examinations of us by the Office of Comptroller of the Currency or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase the Company’s reserve for loan losses, write-down assets, change Riverview Community Bank’s regulatory capital position or affect the Company’s ability to borrow funds or maintain or increase deposits, which could adversely affect its liquidity and earnings; legislative or regulatory changes that adversely affect the Company’s business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules; the Company’s ability to attract and retain deposits; further increases in premiums for deposit insurance; the Company’s ability to control operating costs and expenses; the use of estimates in determining fair value of certain of the Company’s assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risks associated with the loans on the Company’s balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect the Company’s workforce and potential associated charges; computer systems on which the Company depends could fail or experience a security breach; the Company’s ability to retain key members of its senior management team; costs and effects of litigation, including settlements and judgments; the Company’s ability to successfully integrate any assets, liabilities, customers, systems, and management personnel it may in the future acquire into its operations and the Company’s ability to realize related revenue synergies and cost savings within expected time frames and any future goodwill impairment due to changes in the Company’s business, changes in market conditions, including as a result of the COVID-19 pandemic and other factors related thereto; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; the Company’s ability to pay dividends on its common stock; and interest or principal payments on its junior subordinated debentures; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services and the other risks described from time to time in our filings with the SEC.

RVSB Reports Second Quarter Fiscal 2021 Results
October 29, 2020

Such forward-looking statements may include projections. Any such projections were not prepared in accordance with published guidelines of the American Institute of Certified Public Accountants or the Securities Exchange Commission regarding projections and forecasts nor have such projections been audited, examined or otherwise reviewed by independent auditors of the Company. In addition, such projections are based upon many estimates and inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of management of the Company. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by the Company that the projections will prove to be correct.
The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2021 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company’s operating and stock price performance.

RVSB Reports Second Quarter Fiscal 2021 Results
October 29, 2020

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets

(In thousands, except share data) (Unaudited)	September 30, 2020	June 30, 2020	September 30, 2019	March 31, 2020
ASSETS

Cash (including interest-earning accounts of $226,583, $143,017,	$238,016	$157,835	$48,888	$41,968
$32,632 and $27,866)
Certificate of deposits held for investment	249	249	249	249
Loans held for sale	-	-	310	275
Investment securities:
Available for sale, at estimated fair value	126,273	137,749	163,682	148,291
Held to maturity, at amortized cost	24	26	31	28
Loans receivable (net of allowance for loan losses of $18,866,
$17,076, $11,436, and $12,624)	956,308	985,644	869,880	898,885
Prepaid expenses and other assets	16,018	9,062	8,136	7,452
Accrued interest receivable	5,341	5,202	3,827	3,704
Federal Home Loan Bank stock, at cost	2,620	2,620	1,380	1,420
Premises and equipment, net	17,296	16,124	13,943	15,570
Financing lease right-of-use assets	1,470	1,489	1,547	1,508
Deferred income taxes, net	3,076	3,067	3,296	3,277
Mortgage servicing rights, net	128	162	247	191
Goodwill	27,076	27,076	27,076	27,076
Core deposit intangible, net	689	724	839	759
Bank owned life insurance	30,587	30,345	29,688	30,155

TOTAL ASSETS	$1,425,171	$1,377,374	$1,173,019	$1,180,808

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES:
Deposits	$1,199,972	$1,158,749	$982,275	$990,448
Accrued expenses and other liabilities	16,087	11,472	17,502	11,783
Advance payments by borrowers for taxes and insurance	1,011	632	1,117	703
Federal Home Loan Bank advances	30,000	30,000	-	-
Junior subordinated debentures	26,705	26,684	26,619	26,662
Capital lease obligations	2,350	2,359	2,387	2,369
Total liabilities	1,276,125	1,229,896	1,029,900	1,031,965

SHAREHOLDERS' EQUITY:
Serial preferred stock, $.01 par value; 250,000 authorized,
issued and outstanding, none	-	-	-	-
Common stock, $.01 par value; 50,000,000 authorized,
September 30, 2020 - 22,336,235 issued and outstanding;
June 30, 2020 – 22,245,472 issued and outstanding;	222	222	227	225
September 30, 2019 - 22,748,385 issued and outstanding;
March 31, 2020 – 22,748,385 issued and 22,544,285 outstanding;
Additional paid-in capital	63,420	63,254	65,559	64,649
Retained earnings	82,666	81,240	77,112	81,870
Accumulated other comprehensive income	2,738	2,762	221	2,099
Total shareholders’ equity	149,046	147,478	143,119	148,843

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,425,171	$1,377,374	$1,173,019	$1,180,808

RVSB Reports Second Quarter Fiscal 2021 Results
October 29, 2020

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Income
	Three Months Ended			Six Months Ended
(In thousands, except share data) (Unaudited)	Sept. 30, 2020	June 30, 2020	Sept. 30, 2019	Sept. 30, 2020	Sept. 30, 2019
INTEREST INCOME:
Interest and fees on loans receivable	$11,346	$11,528	$11,893	$22,874	$23,447
Interest on investment securities - taxable	505	655	860	1,160	1,738
Interest on investment securities - nontaxable	17	18	36	35	73
Other interest and dividends	81	37	93	118	180
Total interest and dividend income	11,949	12,238	12,882	24,187	25,438

INTEREST EXPENSE:
Interest on deposits	657	858	660	1,515	1,011
Interest on borrowings	228	252	503	480	1,238
Total interest expense	885	1,110	1,163	1,995	2,249
Net interest income	11,064	11,128	11,719	22,192	23,189
Provision for loan losses	1,800	4,500	-	6,300	-

Net interest income after provision for loan losses	9,264	6,628	11,719	15,892	23,189

NON-INTEREST INCOME:
Fees and service charges	1,663	1,398	1,752	3,061	3,389
Asset management fees	883	974	1,090	1,857	2,233
Net gain on sale of loans held for sale	-	28	46	28	142
Bank owned life insurance	242	190	204	432	397
Other, net	31	33	77	64	144
Total non-interest income, net	2,819	2,623	3,169	5,442	6,305

NON-INTEREST EXPENSE:
Salaries and employee benefits	5,379	5,192	5,697	10,571	11,412
Occupancy and depreciation	1,457	1,450	1,277	2,907	2,597
Data processing	697	661	669	1,358	1,349
Amortization of core deposit intangible	35	35	41	70	81
Advertising and marketing	110	129	298	239	508
FDIC insurance premium	84	48	-	132	80
State and local taxes	204	204	174	408	369
Telecommunications	85	86	76	171	162
Professional fees	321	320	263	641	588
Other	464	560	508	1,024	1,051
Total non-interest expense	8,836	8,685	9,003	17,521	18,197

INCOME BEFORE INCOME TAXES	3,247	566	5,885	3,813	11,297
PROVISION FOR INCOME TAXES	704	86	1,351	790	2,571
NET INCOME	$2,543	$480	$4,534	$3,023	$8,726

Earnings per common share:
Basic	$0.11	$0.02	$0.20	$0.14	$0.39
Diluted	$0.11	$0.02	$0.20	$0.14	$0.38
Weighted average number of common shares outstanding:
Basic	22,261,709	22,178,427	22,643,103	22,259,201	22,631,406
Diluted	22,276,312	22,198,065	22,702,696	22,276,308	22,694,067

RVSB Reports Second Quarter Fiscal 2021 Results
October 29, 2020

(Dollars in thousands)	At or for the three months ended			At or for the six months ended
	Sept. 30, 2020	June 30, 2020	Sept. 30, 2019	Sept. 30, 2020	Sept. 30, 2019
AVERAGE BALANCES
Average interest–earning assets	$1,318,803	$1,222,686	$1,069,209	$1,271,007	$1,067,737
Average interest-bearing liabilities	854,303	808,715	708,846	831,634	718,856
Net average earning assets	464,500	413,971	360,363	439,373	348,881
Average loans	983,737	986,816	889,208	985,268	883,350
Average deposits	1,190,551	1,105,540	952,283	1,148,277	936,507
Average equity	150,401	150,707	142,195	150,553	139,409
Average tangible equity (non-GAAP)	122,615	122,885	114,256	122,749	111,450

ASSET QUALITY	Sept. 30, 2020	June 30, 2020	Sept. 30, 2019

Non-performing loans	$1,275	$1,288	$1,485
Non-performing loans to total loans	0.13%	0.13%	0.17%
Real estate/repossessed assets owned	$-	$-	$-
Non-performing assets	$1,275	$1,288	$1,485
Non-performing assets to total assets	0.09%	0.09%	0.13%
Net loan charge-offs in the quarter	$10	$48	$6
Net charge-offs in the quarter/average net loans	0.00%	0.02%	0.00%

Allowance for loan losses	$18,866	$17,076	$11,436
Average interest-earning assets to average
interest-bearing liabilities	154.37%	151.19%	150.84%
Allowance for loan losses to
non-performing loans	1479.69%	1325.78%	770.10%
Allowance for loan losses to total loans	1.93%	1.70%	1.30%
Shareholders’ equity to assets	10.46%	10.71%	12.20%

CAPITAL RATIOS
Total capital (to risk weighted assets)	17.53%	17.40%	17.27%
Tier 1 capital (to risk weighted assets)	16.26%	16.14%	16.02%
Common equity tier 1 (to risk weighted assets)	16.26%	16.14%	16.02%
Tier 1 capital (to average tangible assets)	9.82%	10.55%	11.79%
Tangible common equity (to average tangible assets) (non-GAAP)	8.68%	8.87%	10.06%

DEPOSIT MIX	Sept. 30, 2020	June 30, 2020	Sept. 30, 2019	March 31, 2020

Interest checking	$229,879	$216,041	$178,854	$187,798
Regular savings	251,547	247,966	196,340	226,880
Money market deposit accounts	200,829	182,328	186,842	169,798
Non-interest checking	386,408	376,372	299,062	271,031
Certificates of deposit	131,309	136,042	121,177	134,941
Total deposits	$1,199,972	$1,158,749	$982,275	$990,448

RVSB Reports Second Quarter Fiscal 2021 Results
October 29, 2020

COMPOSITION OF COMMERCIAL AND CONSTRUCTION LOANS

		Other		Commercial
	Commercial	Real Estate	Real Estate	& Construction
	Business	Mortgage	Construction	Total
September 30, 2020	(Dollars in thousands)
Commercial business	$170,876	$-	$-	$170,876
SBA PPP	110,794	-	-	110,794
Commercial construction	-	-	20,260	20,260
Office buildings	-	129,865	-	129,865
Warehouse/industrial	-	75,160	-	75,160
Retail/shopping centers/strip malls	-	79,155	-	79,155
Assisted living facilities	-	837	-	837
Single purpose facilities	-	240,960	-	240,960
Land	-	14,531	-	14,531
Multi-family	-	49,878	-	49,878
One-to-four family construction	-	-	8,048	8,048
Total	$281,670	$590,386	$28,308	$900,364

March 31, 2020
Commercial business	$179,029	$-	$-	$179,029
Commercial construction	-	-	52,608	52,608
Office buildings	-	113,433	-	113,433
Warehouse/industrial	-	91,764	-	91,764
Retail/shopping centers/strip malls	-	76,802	-	76,802
Assisted living facilities	-	1,033	-	1,033
Single purpose facilities	-	224,839	-	224,839
Land	-	14,026	-	14,026
Multi-family	-	58,374	-	58,374
One-to-four family construction	-	-	12,235	12,235
Total	$179,029	$580,271	$64,843	$824,143

LOAN MIX	Sept. 30, 2020	June 30, 2020	Sept. 30, 2019	March 31, 2020
Commercial and construction
Commercial business	$281,670	$281,832	$167,782	$179,029
Other real estate mortgage	590,386	600,093	541,715	580,271
Real estate construction	28,308	37,824	83,174	64,843
Total commercial and construction	900,364	919,749	792,671	824,143
Consumer
Real estate one-to-four family	71,940	79,582	82,578	83,150
Other installment	2,870	3,389	6,067	4,216
Total consumer	74,810	82,971	88,645	87,366

Total loans	975,174	1,002,720	881,316	911,509

Less:
Allowance for loan losses	18,866	17,076	11,436	12,624
Loans receivable, net	$956,308	$985,644	$869,880	$898,885

RVSB Reports Second Quarter Fiscal 2021 Results
October 29, 2020

DETAIL OF NON-PERFORMING ASSETS

	Other	Southwest
	Oregon	Washington	Other	Total
September 30, 2020

Commercial business	$-	$191	$-	$191
Commercial real estate	851	154	-	1,005
Consumer	-	58	21	79

Total non-performing assets	$851	$403	$21	$1,275

DETAIL OF LAND DEVELOPMENT AND SPECULATIVE CONSTRUCTION LOANS

	Northwest	Other	Southwest
	Oregon	Oregon	Washington	Total
September 30, 2020	(dollars in thousands)

Land development	$2,125	$1,803	$10,603	$14,531
Speculative construction	-	-	6,377	6,377

Total land development
and speculative construction	$2,125	$1,803	$16,980	$20,908

DETAIL OF LOAN MODIFICATIONS
	Number of Loan Deferrals
	6/30/2020	Ended	New	9/30/2020	Change

Hotel / Motel	25	(19)	2	8	(68.0)%
Retail strip centers	15	(12)	-	3	(80.0)%
Restaurants	10	(10)	-	-	(100.0)%
Gas Station / Auto Repair	12	(12)	-	-	(100.0)%
Other - Commercial	36	(34)	-	2	(94.4)%
Total Commercial	98	(87)	2	13	(86.7)%

Consumer	43	(36)	-	4	(90.7)%
Total	141	(123)	2	17	(87.9)%

	Loan Deferrals
	6/30/2020	Ended	New	9/30/2020	Change
	(dollars in thousands)

Hotel / Motel	$78,397	$(45,417)	$2,079	$35,059	(55.3)%
Retail strip centers	21,544	(14,751)	-	6,793	(68.5)%
Restaurants	7,179	(7,179)	-	-	(100.0)%
Gas Station / Auto Repair	16,599	(16,599)	-	-	(100.0)%
Other - Commercial	37,881	(30,049)	-	7,832	(79.3)%
Total Commercial	161,600	(113,995)	2,079	49,684	(69.3)%

Consumer	10,100	(9,629)	-	471	(95.3)%
Total	$171,700	$(123,624)	$2,079	$50,155	(70.8)%

RVSB Reports Second Quarter Fiscal 2021 Results
October 29, 2020

	At or for the three months ended			At or for the six months ended
SELECTED OPERATING DATA	Sept. 30, 2020	June 30, 2020	Sept. 30, 2019	Sept. 30, 2020	Sept. 30, 2019

Efficiency ratio (4)	63.65%	63.16%	60.47%	63.40%	61.70%
Coverage ratio (6)	125.22%	128.13%	130.17%	126.66%	127.43%
Return on average assets (1)	0.71%	0.15%	1.55%	0.44%	1.51%
Return on average equity (1)	6.71%	1.28%	12.68%	4.00%	12.52%
Return on average tangible equity (1) (non-GAAP)	8.23%	1.57%	15.79%	4.91%	15.66%

NET INTEREST SPREAD
Yield on loans	4.58%	4.69%	5.32%	4.63%	5.31%
Yield on investment securities	1.62%	1.95%	2.15%	1.79%	2.12%
Total yield on interest-earning assets	3.60%	4.02%	4.80%	3.80%	4.77%

Cost of interest-bearing deposits	0.33%	0.45%	0.40%	0.39%	0.31%
Cost of FHLB advances and other borrowings	1.53%	2.02%	3.72%	1.75%	3.53%
Total cost of interest-bearing liabilities	0.41%	0.55%	0.65%	0.48%	0.63%

Spread (7)	3.19%	3.47%	4.15%	3.32%	4.14%
Net interest margin	3.33%	3.65%	4.36%	3.48%	4.35%

PER SHARE DATA
Basic earnings per share (2)	$0.11	$0.02	$0.20	$0.14	$0.39
Diluted earnings per share (3)	0.11	0.02	0.20	0.14	0.38
Book value per share (5)	6.67	6.63	6.29	6.67	6.29
Tangible book value per share (5) (non-GAAP)	5.43	5.38	5.06	5.43	5.06
Market price per share:
High for the period	$5.31	$6.12	$8.55	$6.12	$8.55
Low for the period	3.82	4.20	6.87	3.82	6.87
Close for period end	4.15	5.65	7.38	4.15	7.38
Cash dividends declared per share	0.0500	0.0500	0.0450	0.1000	0.0900

Average number of shares outstanding:
Basic (2)	22,261,709	22,178,427	22,643,103	22,259,201	22,631,406
Diluted (3)	22,276,312	22,198,065	22,702,696	22,276,308	22,694,067

(1)	Amounts for the quarterly periods are annualized.
(2)	Amounts exclude ESOP shares not committed to be released.
(3)	Amounts exclude ESOP shares not committed to be released and include common stock equivalents.
(4)	Non-interest expense divided by net interest income and non-interest income.
(5)	Amounts calculated based on shareholders’ equity and include ESOP shares not committed to be released.
(6)	Net interest income divided by non-interest expense.
(7)	Yield on interest-earning assets less cost of funds on interest-bearing liabilities.